Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Catalyst Biosciences, Inc. on Form S-3 to be filed on or about January 22, 2018 of our report dated March 8, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed on March 8, 2017.

We also consent to the references to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey

January 22, 2018